Exhibit (a)(1)(D)
Stock Option Repurchase Offer Overview 8 July 6 August 2009 (unless extended)

Willis Stock Option Repurchase Offer ??Wh ere this information constitutes a financial promotion in United Kingdom, it is being distributed only to and is directed only at employees of Wi llis Group Holdings Limited (all such persons together being referred to as “relevant persons ”) for the purposes of Wi llis Group Holdings Limited’s Amended and Restated 2001 Share Purchase and Option Plan in circumstances in which Article 60 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 as am ended (the “Order ”) applies. The information must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is only available to relevant persons and will be engaged in only with relevant persons. Page 2

Willis Stock Option Repurchase Offer > This presentation is only designed as a summary outline of key features of the Company’s tender offer to purchase certain eligible stock options (the “Offer”). The Offer is subject to num erous terms and conditions contained in the Offer to Purchase Eligible Stock Options and other offering materials filed with the U.S. Securities and Exchange Commission on July 8, 2009 and provided to you via Offer website. You should carefully review all offering materials before making your decision regarding whether to participate in the Offer. In the event of any discrepancy between such offering materials and this presentation, you should rely on the information contained the offering materials. Page 3

Willis Stock Option Repurchase Offer > This presentation is designed to explain the mechanics of the Stock Option Purchase Offer > It is up to you whether or not to decide to accept the Offer > We are not making any investment recommendations, and have not authorised anyone to make any recommendations, as to whether or not you should accept the Offer > You are recommended to read carefully the Offer to Purchase, which sets out the terms of the Offer Page 4

Willis Stock Option Repurchase Offer ??Offer to exchange eligible Underwater Options for cash ??Certain vested and unvested Options with an exercise price above $35 are eligible ??Participation is entirely optional ??Offer expires 5:00 p.m. EST 6 August, unless extended Page 5

Participation in the Offer The Offer excludes holders of eligible Options in the following categories: ??Mem bers of the Board of Directors??Executive Officers of the Company??Mem bers of the Partners Group ??Associates under notice of termination of employ me nt or who will have left by 6 August 2009 or a later date if the offer is extended by the Company Page 6

The Terms of the Offer ??A fixed price of $2.04 per Option will be used for all eligible Options. A fixed exchange rate will be used for non-US Associates ??You can choose which tranches of Options to exchange but cannot exchange only a certain % of a tranche see example Page 7

Associate A Eligible Options: Number of Shares of common stock Option Price per share underlying Options 100 $38.06 500 $40.10 200 $37.02 Can exchange all or none of each tranche listed above. However, by way of example, cannot exchange only 200 of the $40.10 tranche. Page 8

How to participate ??You can participate by going to www.willisoptionexchange.com ??Your eligible Options are listed on the website ??The website also contains offer documents and a replay of the in formation call that Joe Plumeri conducted on 9 July ??Participation is voluntary. If you do not participate, you willkeep all your Options under their existing Terms and Conditions ??An e -mail was sent to those Associates with eligible Options on 8 July which contains log -in information ??If you are a resident of Argentina, Brazil, Chile, Colombia, Czech Republic, Germany, Mexico, Poland, Spain or Venezuela, you must complete a nd return a paper election form in addition to making your electionon the webpage. Paper election form will be provided to you promptly up on your election on the website Page 9

Cash Payment ??After expiration of the offer, payment will be made through yourlocal payroll in the next practicable payroll period with respect to those eligible Options that you tendered prior to the expiration ??Payments will be converted to local currency at the June 30 US d ollar exchange rate ??Applicable taxes will be deducted (see tax slide) Page 10

Additional Information ??You can change your election until the offer expires on 6 August, unless extended ??Associates on sick leave, maternity leave, sabbatical etc are eligible ??Paper forms are available for use in the event of website failure and can be obtained from: shareplans@willis.com ??Completed forms can be faxed to:+44 (0) 203124 7495 ??Offer expires 5:00 p.m. EST on 6 August, unless extended Page 11

Taxes -US ??Ta x withholding and reporting based on country requirements ??US Recipients: ?Ta xable as Supplemental Income (reported on W -2)?Fed: 25% (up to $1M) and 35% (>$1M)?State: based on state requirements ?FICA/SDI -VDI: as applicable to maximum for each individual Page 12

Taxes -UK ?Recipients resident in the UK for UK tax purposes: ??Income tax and employees ’National Insurance Contributions (“NICs ”) will be payable on the amount you receive ??The current rate of income tax is twenty percent (20%) for the first?37,400 per annum and forty percent (40%) thereafter ??Ifyour earnings exceed the upper earnings limit for NICs , you will have an extra one percent (1%) employees’ NICs to pay on the amount which exceeds the upper earnings limit ??At the time your cash payment is made, income tax and NICs will be withheld and collected by the Company under PAYE and remitted to H.M. Revenue & Customs ??For this offer only the Company will cover the cost of any Employers NI (currently 12.8% if your earnings exceed ?43,875). If you retain your options you will remain liable for any Employers NI if/when you exercise your options Page 13

Taxes Non US/UK > Please see the general information guides in the Schedule to the Offer to Purchase for a general outline of the tax consequences for tax residents in each jurisdiction in which the offer is made > The tax consequences for you will depend on your own specific situation (for instance, your residency status). You are recommended to obtain your own tax advice > Any expatriate ’s taxation will be treated consistent with the terms and conditions of their expatriate assignment Page 14

Question & Answers 1. Why is the Company conducting the Offer? The principal reason the Company originally granted the Eligible Options was to provide an incentive to valued employees to remain employees of the Company, to help us create stockholder value and to share with e mployees the stockholder value that they help to create. However, the price of our Common Stock has declined significantly since the time these Eli gible Options were granted. Therefore, all of the Eligible Options are out-of-the-mo ney. W e wish to provide you the opportunity to benefit from your hard work despite the decline in market value of our Common Stock. Accordingly, we are providing you with the opportunity to obtain the more certain benefit ofash c consideration, in lieu of the less certain, but potentially morevaluable, benefit you could receive if you elect to retain your Eligible Options.However, whether to participate in the Offer is your decision, and you are freeo reject the Offer if you so choose. Page 15

Question & Answers 2. Is it likely that an offer similar to this one will be made he future? in The Company is making the Offer, in part, as a result of the special circumstances surrounding the significant decline in market value of our Common Stock. Accordingly, while the Company evaluates its compe nsation programs periodically, it has no current intention to make any similar offer in the future and expects this to be a one-time event. 3. If I choose to participate, what will happen to the Eligible ions that I Opt tender? Immediately following the Offer Expiration Date, we will acceptand cancel all of your Eligible Options that have been properly tendered in exchan ge for a cash payment. You will no longer have any rights with respect to any Eligible Options that are accepted and cancelled. Any obligations under the optio n agreement(s ) underlying such Eligible Options will also lapse, except with respect to your post-em ployment non -competition and non -solicit obligations. Eligible Options that are repurchased by the Company pursuant to the Offer will b e returned to the Plan and will be available for future issuance. Page 16

Question & Answers 4. What happens if I tender my Eligible Options and then give or receive notice of termination of my employment with the Company and/or m y employment with the Company is terminated prior to the Offer Exp iration Date? If, at any time prior to the Offer Expiration Date, your employment with the Company is terminated, you give notice of your intent to terminate your employment with the Company or you receive notice from the Compa ny of termination of your employment with the Company your stock optio ns will no longer qualify as Eligible Options and their current terms, including those applicable to the termination of your employment, will remain ineffect unchanged. As a result, your prior election to tender such stockoptions, if any, would not be effective. Page 17

Question & Answers 5. Is participation truly optional? ? Yes, whether to tender your eligible Options is absolutely a matter for each Associate to decide. Wh atever you decide will make no difference to your future employment or pay and any future decisions on bonus or option gr ants (and, if applicable, the level of grants). Page 18

Contacts and Further Information If you need further assistance please contact: ??e m ailwillis@globalshares.com??The helpline: > Europe: +353 23 88 33 062 9am 5pm (British Summer Time) > North America/Latin America: +1 (347) 853 -7332 9am 5pm (Eastern Daylight Time) > North America/Latin America: +1 (650) 206 -2629 9am 5pm (Pacific Daylight Time) > Asia Pacific: +86 21 6279 7208 9am 5pm (China Standard Time) ??The full tender offer including a full description,Q&A ’s, instructions and forms is on the Offer We bsite, www.willisoptionexchange.com Page 19